Exhibit 10.53
EMPLOYMENT AGREEMENT
THIS EMPLOYMENT AGREEMENT (“Agreement”) made as of the 10th day of June, 2010, by and between CENTRA BANK, INC., a West Virginia corporation (“Employer”), and Kevin D. Lemley (“Employee”), joined in by CENTRA FINANCIAL HOLDINGS, INC., a West Virginia corporation (“Centra Financial”), and by CENTRA FINANCIAL CORPORATION-MORGANTOWN, INC., a West Virginia corporation (“CFC”).
WITNESSETH THAT:
WHEREAS, Employer desires to retain the services of Employee as its SVP and Chief Credit Administration Officer, and Employee is willing to make his or her services available to Employer, on the terms and subject to the conditions set forth herein; and
WHEREAS, Employee acknowledges that this Agreement is a benefit to him or her, that this Agreement is not required for continued employment with Employer or any affiliate and that Employee is executing this Agreement voluntarily and of his or her free will and volition.
NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto agree as follows:
1. Employment. Employee is hereby employed as SVP and Chief Credit Administration Officer, to have such duties and responsibilities as are commensurate with such position. Employee hereby accepts and agrees to such employment, subject to the general supervision and pursuant to the orders, advice, and direction of Employer and its Board of Directors. Employee shall perform such duties as are customarily performed by one holding such position in other same or similar businesses or enterprises as that engaged in by Employer, and shall also additionally render such other services and duties as may be reasonably assigned to him or her from time to time by Employer, consistent with his position.

2. Term of Agreement. The term of this Agreement (Term) shall commence from and after the date hereof, and shall terminate on May 31, 2011.
3. Compensation; Other Benefits.
a. For all services rendered by Employee to Employer under this Agreement, Employer shall pay to Employee, for the stated period beginning on the date hereof, an annual salary of $132,000.00, payable in accordance with the payroll practices of Employer applicable to all officers. This salary may be reviewed for an increase sooner if approved by Employee’s Board of Directors. Any salary increase payable to Employee shall be determined based on a review of Employee’s total compensation package, Employer’s performance, the performance of Employee and market competitiveness. Employee’s annual salary, as it may be adjusted from time to time, will be his or her base salary for purposes of future calculations of benefits. The base salary for purposes of future calculation of benefits may not be reduced.
b. Except as modified by this Agreement, Employee shall be entitled to participate in all compensation or employee benefit plans or programs for which Employee may legally be eligible. Employee shall be entitled to four weeks of vacation per year.
c. Employer shall pay or reimburse Employee for all reasonable travel and other expenses incurred by Employee (and his or her spouse where there is a legitimate business reason for his or her spouse to accompany him or her) in connection with the performance of his or her duties and obligations under this Agreement, subject to Employee’s presentation of appropriate vouchers in accordance with such procedures as Employer may from time to time establish for executive officers generally.

4. Termination.
a. Termination of Employment. Except for Just Cause, in the event that Employee shall suffer a termination of employment by Employer or a material change in title, position, status, pay or benefits, location of employment or authority or duties, the Employee shall be entitled to receive two year’s compensation, including base salary for purposes of benefit calculation, and customary and usual incentives and bonuses (based on the average of the incentives and bonuses paid to Employee during or for the previous two full years, or if less than two full years the amount of said incentives and bonuses so paid divided by two, prior to termination) payable to Employee within ninety (90) days after termination, and all benefits as set forth in this Agreement, including the benefits provided for in Section 3 hereof, except use of an automobile and country club membership, will continue to be paid by Employer for a period of two (2) years or until Employee is employed by a third party who provides or makes available such benefits to its employees, generally, whichever is earlier. At the time of said termination, this Agreement shall terminate and the Employer shall be obligated to make the payments as set forth in this Subsection 4(a) as severance compensation to the Employee. Provided, however, that the payments provided for herein shall not be payable to Employee in the event of voluntary termination by Employee, except a voluntary termination by Employee following a material change in title, position, status, pay or benefits, location of employment or authority or duties by Employer without Just Cause.
b. Death. If Employee shall die during the Term, this Agreement and the employment relationship hereunder will automatically terminate on the date of death, which date shall be the last date of the Term. Notwithstanding this Subsection 4(b), if Employee dies while employed by Employer, Employee’s estate shall receive Employee’s Compensation as defined in Section 3 herein for a period of two years. If the Employee shall die while terminated from the Bank and is receiving payments as set forth in Subsection 4(a) hereinabove, then the Employee’s beneficiaries shall, at their option, be entitled to receive the remainder of payments due hereunder in a lump sum. Said amount shall be payable on the first day of the second month following the decease of the Employee.

c. Just Cause. Employer shall have the right to terminate Employee’s employment under this Agreement at any time for Just Cause, which termination shall be effective immediately. Termination for “Just Cause” shall be defined as (i) the willful and/or continued failure of Employee to perform substantially his or her duties with the Employer to the Employer’s reasonable satisfaction (other than any such failure resulting from Employee’s incapacity due to illness), (ii) the willful engaging by Employee in illegal conduct, personal dishonesty, gross personal misbehavior, or gross misconduct that is demonstrably injurious to Employer, Centra Financial, or CFC, (iii) the Employee’s conviction of, or plea of guilty or nolo contendere to, a felony involving moral turpitude, (iv) breach of any fiduciary duty involving personal profit, (v) failure to pass any legal drug test given by or on behalf of the Employer pursuant to a drug testing policy applicable to Employer’s employees generally, (vi) a material breach by Employee of this Agreement or any employment agreement with Employer or (vii) breach of Section 6 hereof, with a breach to be determined in Employer’s sole discretion. In the event Employee’s employment under this Agreement is terminated for Just Cause, Employee shall have no right to receive compensation or other benefits under this Agreement for any period after such termination.
d. Non-Competition. During any period in which or for which Employee receives compensation pursuant to this Agreement, including any period represented by payments under Section 4(a) hereof, Employee will not directly or indirectly, either as a principal, agent, employer, stockholder, co-partner or in any other individual or representative capacity whatsoever, engage in the banking and financial services business, which includes consumer, savings, commercial banking and the insurance and trust businesses, or the savings and loan or mortgage banking business, or any other business in which Employer or its Affiliates are engaged, anywhere in any county in which Employer or its Affiliates have an office, and in any county contiguous to any county in which Employer or its Affiliates have an office, nor will Employee solicit, or assist any other person in soliciting, any depositors or customers of Employer or its Affiliates or induce any then or former employee of Employer or its Affiliates to terminate their employment with Employer or its Affiliates. The term Affiliate as used in this Agreement means a Person that directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another Person. The term Person as used in this Agreement means any person, partnership, corporation, group or other entity.

e. No Mitigation. In receiving any payments pursuant to this Section 4, Employee shall not be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Employee hereunder and such amounts shall not be reduced or terminated whether or not Employee obtains other employment.
f. Parachute Payments.
(1) Notwithstanding anything in this Agreement to the contrary, in the event it shall be determined that any payment, award, benefit or distribution (or any acceleration of any payment, award, benefit or distribution) by Employer (or any of its affiliated entities) or any successor (or any of its affiliated entities) to or for the benefit of Employee (whether pursuant to the terms of this Agreement or otherwise) (the Payments) would be subject to the excise tax (the Excise Tax) under Section 4999 of the Internal Revenue Code of 1986, as amended (the Code), then the amounts payable to Employee under this Agreement shall be reduced (reducing first the payments under Section 3(b), unless an alternative method of reduction is elected by Employee) to the maximum amount as will result in no portion of the Payments being subject to such Excise Tax (the Safe Harbor Cap). For purposes of reducing the Payments of the Safe Harbor Cap, only amounts payable under this Agreement (and no other Payments) shall be reduced, unless consented to by Employee.

(2) All determinations required to be made under this Subsection 4(f) shall be made by the public accounting firm that is generally retained by Employer (the Accounting Firm). In the event that the Accounting Firm is serving as accountant or auditor for any individual, entity or group effecting a Change of Control (or if the Accounting Firm fails to make the Determination), Employee may appoint another nationally recognized public accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). If payments are reduced to the Safe Harbor Cap, the Accounting Firm shall provide a reasonable opinion to Employee that he or she is not required to report any Excise Tax on his federal income tax return. All fees, costs and expenses (including, but not limited to the costs of retaining experts) of the Accounting Firm shall be borne by Employer, and the determination by the Accounting Firm shall be binding upon Employer and Employee (except as provided in Subsection (3) below).
(3) If it is established pursuant to a final determination of a court or an Internal Revenue Service (the IRS) proceeding which has been finally and conclusively resolved, that Payments have been made to, or provided for the benefit of, Employee by Employer, which are in excess of the limitations provided in this Section 4 (hereinafter referred to as an Excess Payment), such Excess Payment shall be deemed for all purposes to be a loan to Employee made on the date Employee received the Excess Payment and Employee shall repay the Excess Payment to Employer on demand, together with interest on the Excess Payment at the applicable federal rate (as defined in Section 1274(d) of the Code) from the date of Employee’s receipt of such Excess Payment until the date of such repayment. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the determination, it is possible that Payments which will not have been made by Employer shall have been made (an Underpayment), consistent with the calculations required to be made under this Subsection 4(f). In the event that it is determined (i) by the Accounting Firm, Employer (which shall include the position taken by Employer, or together with its consolidated group, on its federal income tax return) or the IRS, or (ii) pursuant to a determination by a court, that an Underpayment has occurred, Employer shall pay an amount equal to such Underpayment to Employee within ten (10) days of such determination together with interest on such amount at the applicable federal rate from the date such amount would have been paid to Employee until the date of payment.

g. Key Employee. To the extent that Employee is a “key employee” (as defined under Section 416(i) of the Internal Revenue Code, disregarding Section 416(i)(5) of the Internal Revenue Code) of the Company, no payment of Termination Compensation may be made under this Section 4 prior to the earlier of (i) the expiration of the six (6) month period measured from the date of Employee’s separation from service, or (ii) the date of the Employee’s death; provided, however, that the six (6) month delay required under this Section 4(g) shall not apply to the portion of any payment resulting from the Employee’s “involuntary separation from service” (as defined in Treas. Reg. 1.409A 1(n) and including a “separation from service for good reason” as defined in Treas. Reg. 1.409A i(n)(2) that (a) is payable no later than the last day of the second year following the year in which the separation of service occurs, and (b) does not exceed two times the lesser of (i) the Employee’s annualized compensation for the year prior to the year in which the separation from services occurs, or (ii) the dollar limit described in Section 401 (a)(17) of the Code. To the extent Termination Compensation payable in monthly installments under this Section 4 is required to be deferred under the preceding sentence, the first six months of monthly installments shall be payable in month seven following Employee’s separation from service and the remaining monthly payments shall be made when otherwise scheduled.
h. Termination of Employment. Any reference in this Agreement to a termination of employment, severance from employment or separation from employment shall be deemed to mean a “Termination of Employment.” A “Termination of Employment” means the termination of the Employee’s employment with the Company and its Affiliates for reasons other than death or disability. Whether a Termination of Employment takes place is determined based on the facts and circumstances surrounding the termination of the Employee’s employment. A Termination of Employment will be considered to have occurred if it is reasonably anticipated that:
(i) the Employee will not perform any services for the Company or its Affiliates after Termination of Employment, or
(ii) the Employee will continue to provide services for the Company or its Affiliates at an annual rate that is less than fifty percent (50%) of the bona fide services rendered during the immediately preceding twelve (12) months of employment.

5. Other Employment. Employee shall devote all of his or her business time, attention, knowledge and skills solely to the business and interest of Employer and its Affiliates, and Employer and its Affiliates shall be entitled to all of the benefits, profits and other emoluments arising from or incident to all work, services and advice of Employee, and Employee shall not, during the Term hereof, become interested directly or indirectly, in any manner, as partner, officer, director, stockholder, advisor, employee or in any other capacity in any other business similar to Employer’s business; provided, however, that nothing herein contained shall be deemed to prevent or limit the right of Employee to invest in a business similar to Employer’s business if such investment is limited to less than 5% of the capital stock or other securities of any corporation or similar organization whose stock or securities are publicly owned or are regularly traded on any public exchange or less than 1% of the capital stock of any other entity.
6. Nondisparagement. Employee agrees that during the Term of this Agreement and for five (5) years thereafter not to make any statements that disparage Employer, its respective affiliates, employees, officers, directors, products or services. Notwithstanding the foregoing, statements made in the course of sworn testimony in administrative, judicial or arbitral proceedings (including, without limitation, depositions in connection with such proceedings) shall not be subject to this Section 6.
7. Arbitration. Except as otherwise provided in this Section 7, all disputes arising out of or relating to this Agreement, the interpretation or application of this Agreement, or Employee’s employment with Employer (hereinafter “Covered Disputes”), shall be resolved solely and exclusively by binding arbitration, applying the law of West Virginia.
Unless otherwise agreed in writing by the parties:
(i) the arbitration will be conducted before a single arbitrator of the American Arbitration Association (“AAA”), in accordance with the rules of the AAA then in effect regarding arbitration of employment disputes; and
(ii) the arbitration will be conducted in Morgantown, West Virginia.
The award rendered by the arbitrator shall be binding on the parties, and judgment on such award may be entered by any court of competent jurisdiction.

a. Injunctions to Enforce Arbitration and to Restrain Violations Pending Arbitration. Notwithstanding the foregoing, either party may file a lawsuit to compel arbitration of disputes between the parties and to enjoin violations of this Agreement pending arbitration. Such lawsuit may be brought only in the Circuit Court of Monongalia County, West Virginia, or the United States District Court for the Northern District of West Virginia, and Employee and Employer hereby waive any right that they might have to challenge the selection of those forums, including but not limited to challenges to personal jurisdiction, venue, or the convenience of the forum. Specifically, by executing this Agreement, Employee and Employer agree, consent, and stipulate that, in any action to compel arbitration of a Covered Dispute or to enjoin violations of this Agreement pending arbitration: (i) the aforesaid courts have personal jurisdiction over Employee and Employer, (ii) venue is proper in those courts, and (iii) those courts provide a convenient forum for that action.
To the maximum extent permitted by the law, the parties stipulate and agree that this provision supersedes any analysis of choice of laws. To the extent that a choice-of-laws analysis is required, the parties stipulate and agree that West Virginia and Federal law shall govern such analysis.
b. Arbitration Costs. Employer shall pay all costs and fees charged by AAA for the arbitration, including the arbitrator’s fees and expenses (“Arbitration Costs”) provided, however, the arbitrator shall apportion the award of Arbitration Costs between the parties based upon their relative degree of success.
8. Joinder by Centra Financial and CFC. Centra Financial and CFC join into this Agreement to evidence their consent to the terms hereof.
9. Miscellaneous.
a. This Agreement shall be governed by and construed in accordance with the laws of the State of West Virginia without regard to conflicts of law principles thereof.
b. This Agreement, together with any Stock Option Agreements and Non-Solicitation and Confidentiality Agreements among any of the parties hereto, constitutes the entire Agreement between Employee and Employer, with respect to the subject matter hereof, and supersedes all prior agreements with respect thereto.

c. This Agreement may be executed in one or more counterparts, all of which, taken together, shall constitute one and the same instrument.
d. Any notice or other communication required or permitted under this Agreement shall be effective only if it is in writing and delivered in person or by reliable overnight courier service or deposited in the mails, postage prepaid, return receipt requested, addressed as follows:
To Employer:
President
Centra Bank, Inc.
990 Elmer Prince Drive
P. O. Box 656
Morgantown, WV 26507-0656
with a copy to:
President
Centra Financial Holdings, Inc.
Centra Financial Corporation — Morgantown, Inc.
990 Elmer Prince Drive
P.O. Box 656
Morgantown, WV 26507-0656
To Employee:
Kevin D. Lemley
206 Lemley Road
Waynesburg, PA 15370

Notices given in person or by overnight courier service shall be deemed given when delivered to the address required by this Section 9(d), and notices given by mail shall be deemed given three days after deposit in the mails. Any party hereto may designate by written notice to the other party in accordance herewith any other address to which notices addressed to him shall be sent.
e. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. It is understood and agreed that no failure or delay by Employer or Employee in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.
f. The Employer shall not merge or consolidate into or with another bank or sell substantially all its assets to another bank, firm or person until such bank, firm or person expressly agrees, in writing, to assume and discharge the duties and obligations of the Bank under this Agreement. This Agreement shall be binding upon the parties hereto, their successors, beneficiaries, heirs and personal representatives.
g. It is agreed by and between the parties hereto that, during the lifetime of the Employee, this Agreement may be amended or revoked at any time or times, in whole or in part, by the mutual written consent of the Employee and the Employer.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

CENTRA BANK, INC.

/s/ Douglas J. Leech Douglas J. Leech
President and CEO

CENTRA FINANCIAL HOLDINGS, INC.

/s/ Douglas J. Leech Douglas J. Leech
President and CEO

CENTRA FINANCIAL CORPORATION-
MORGANTOWN, INC.

/s/ Douglas J. Leech Douglas J. Leech
President and CEO

EMPLOYEE:

/s/ Kevin D. Lemley Kevin D. Lemley